Exhibit 10(c)

UNION PACIFIC CORPORATION

GRANT NOTICE FOR 2013 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION

FOR GOOD AND VALUABLE CONSIDERATION, Union Pacific Corporation (the “Company”), hereby grants to Participant named below the nonqualified stock option (the “Option”) to purchase any part or all of the number of shares of its common stock, par value $2.50 (the “Common Stock”), that are covered by this Option, as specified below, at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Grant Notice, the Union Pacific Corporation 2013 Stock Incentive Plan (the “Plan”) and the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under such Plan, and provided to the Participant, each as amended from time to time.  This Option is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:	FIRST_NAME LAST_NAME
ID: EMPLOYEE_ID
Grant Date:	2/4/2016
Grant Number:	OPTION_NUMBER
Number of Shares of Common Stock covered by Option:	X,XXX
Exercise Price Per Share:	$XXX.XX
Expiration Date:	2/4/2026
Vesting Schedule:	Shares	Vest Date
	X,XXX	2/4/2017
	X,XXX	2/4/2018
	X,XXX	2/4/2019

This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

By electronically accepting this Option,  the Participant acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan and the Standard Terms and Conditions.  The Participant also hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Option via Company website or other electronic delivery.

THE PARTICIPANT WILL BE DEEMED TO HAVE ACCEPTED THE OPTION AND THE STANDARD TERMS AND CONDITIONS IF THE PARTICIPANT DOES NOT OBJECT IN WRITING WITHIN NINETY (90) DAYS FOLLOWING DELIVERY OF THIS GRANT NOTICE AND THE STANDARD TERMS AND CONDITIONS.

UNION PACIFIC CORPORATION

STANDARD TERMS AND CONDITIONS FOR
NONQUALIFIED STOCK OPTION

These Standard Terms and Conditions apply to the Option granted pursuant to the Union Pacific Corporation 2013 Stock Incentive Plan (the “Plan”), which is identified as nonqualified stock option and is evidenced by a Grant Notice that specifically refers to these Standard Terms and Conditions.  In addition to these Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

OPTION

1.	TERMS OF OPTION

Union Pacific Corporation (the “Company”), has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) a nonqualified stock option (the “Option”) to purchase up to the number of shares of the Company’s common stock (the “Common Stock”), set forth in the Grant Notice.  The exercise price per share and the other terms and conditions of the Option are set forth in the Grant Notice, these Standard Terms and Conditions (as amended from time to time), and the Plan.  For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.	NONQUALIFIED STOCK OPTION

The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.	EXERCISE OF OPTION

The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice.  After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice, these Standard Terms and Conditions and/or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice, provided that (except as may be provided otherwise in Section 4 below) the Participant remains employed with the Company and does not experience a termination of employment.

The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice.  The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock.  To exercise the Option (or any part thereof), the Participant shall deliver to the Company appropriate notice specifying the number of whole shares of Common Stock the Participant wishes to purchase accompanied by valid payment in the form of (i) a check, (ii) an attestation form confirming the Participant’s current ownership of whole shares of Common Stock equal in value to the total Exercise Price for that number of shares of Common Stock, and/or (iii) an authorization to sell shares equal in value to the total Exercise Price for that number of shares of Common Stock.  Notices and authorizations shall be delivered and all checks shall be payable to the Company’s third party stock plan administrator, or as otherwise directed by the Company.

Fractional shares may not be exercised.  Shares of Common Stock will be issued as soon as practicable after exercise.  Notwithstanding the above, for administrative or other reasons, including, but not limited to the Company’s determination that exercisability of the Option would violate any federal, state or other applicable laws, the Company may from time to time suspend the ability of the Participant to exercise an Option for limited periods of time, which suspensions shall not change the period in which the Option is exercisable, except as otherwise provided in the Plan.

4.	EXPIRATION OF OPTION

Except as otherwise may be provided by the Committee consistent with the terms of the Plan, the Option shall expire and cease to be exercisable as of the earlier of (a) the Expiration Date set forth in the Grant Notice or (b) the date specified below in Sections 4A. through 4G., as applicable.

A.

If the Participant’s termination of employment is by reason of death or the Participant is determined to be disabled under the provisions of the Company’s or a Subsidiary’s long-term disability plan, then any vesting period with respect to the Option shall be deemed to be satisfied and the Option shall become fully vested and exercisable (by the Participant or the Participant’s estate, beneficiary or legal representative, as the case may be) at the date of such termination of employment or the first day on which the Participant is determined to be disabled under such long-term disability plan, as the case may be, until the date that is five (5) years following the date of such termination of employment or the first day of disability as determined under such long-term disability plan, as the case may be.

B.

If the Participant remains continuously employed with the Company or a Subsidiary until September 30, 2016, (which shall include a period of time during which the Participant is absent from active employment in accordance with a leave of absence policy adopted by the Company or a Subsidiary), and retires at or after attaining age 62 with 10 years of service under the provisions of the Company’s or a Subsidiary’s pension plan (“62/10 Status”), then the Option shall be exercisable in accordance with and at the times it becomes vested, as described in the Grant Notice, notwithstanding the Participant’s termination of employment with the Company or a Subsidiary, until the date that is five (5) years following the date of such termination of employment.

C.

If the Participant’s employment is involuntarily terminated by the Company or any of its Subsidiaries (other than a termination as a result of disability, cause or gross misconduct) within two (2) years following a Change in Control (as defined in the Plan), any vesting period with respect to the Option shall be deemed to be satisfied and the Participant may exercise the Option upon the date of such termination of employment, and the Option shall remain exercisable until the date that is three (3) years following the date of such termination of employment (or until the date that is five (5) years following the date of such termination of employment, in the case of a termination of employment by reason of the Participant’s death or a termination of employment described in Section 4B. or Section 4D. hereof).  Furthermore, the Option exercise period shall be as described in Section 4A. in the event the Participant is determined to be disabled under the provisions of the Company’s or a Subsidiary’s long-term disability plan prior to the Participant’s termination of employment described in this Section 4C.

D.

If the Participant terminates employment and at the time of such termination of employment the Participant is eligible (age 65 or at least age 55 with 10 years of vesting service) to begin receiving pension payments immediately (whether or not such Participant actually begins to receive payments) from a qualified pension plan sponsored by the Company or a Subsidiary, the Participant may exercise any portion of the Option that is vested and exercisable at the time of the Participant’s termination of employment until the date that is five (5) years following the date of such termination of employment.

E.	In the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue the Option upon the Change in Control, any 3 vesting period with respect to the Option shall be deemed to be satisfied and the Option shall become fully vested and exercisable (provided that the Option may be canceled upon the consummation of the Change in Control without payment of any additional consideration if the exercise price of the Option is less than the consideration per Share payable to shareholders of the Company in such Change in Control) and the Participant may exercise the Option not assumed or continued until the date that is five (5) years following the date of such Change in Control.  If the Participant terminates employment following such Change in Control for a reason described in 4F., any unexercised portion of the Option shall be immediately forfeited and canceled as of the date of such termination of employment.

F.

Notwithstanding any other provision of this Section 4, if the Participant’s employment is terminated by the Company for deliberate, willful or gross misconduct, the unexercised portion of the Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the date of such termination of employment.

G.

Except as otherwise provided in this Section 4 hereof: (i) the Participant may exercise any portion of the Option that is vested and exercisable at the time of the Participant’s termination of employment until the date that is three (3) months following the date of such termination of employment; and (ii) any portion of the Option that is not vested and exercisable at the time of such termination of employment shall be forfeited and canceled as of the date of such termination of employment.

PROTECTION OF CONFIDENTIALITY

By electronically accepting the Option and these Standard Terms and Conditions, the Participant acknowledges and agrees to the following.

5.	CONFIDENTIAL INFORMATION; TRADE SECRETS

The Participant acknowledges that the Company regards certain information relating to its business and operations as confidential.  This includes all confidential and proprietary information concerning the assets, business or affairs of the Company or any Subsidiary or any customers thereof ("Confidential Information").  The Participant’s electronic signature also acknowledges that the Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of ("Trade Secrets").

6.	TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS

The Participant acknowledges that he or she developed or have had and will in the future continue to have access to one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials.  By electronically accepting the Grant Notice and these Standard terms and Conditions, the Participant agrees that any unauthorized disclosures by him or her to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct.

7.	AGREEMENT TO MAINTAIN CONFIDENTIAL INFORMATION

The Participant agrees that he or she will not, unless he or she receives prior written consent from the senior human resources officer or such other person designated by the Company (hereinafter collectively referred to as the "Sr. HR Officer"), or unless ordered by a court or government agency, (i) divulge, use, furnish or disclose to any subsequent employer or any other person, whether or not a competitor of the Company, any Confidential Information or Trade Secrets, or (ii) retain or take with him or her when he or she leaves the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

8.	PRIOR NOTICE OF EMPLOYMENT, ETC

(i)  The Participant acknowledges that if he or she become an employee, contractor, or consultant for any other person or entity engaged in the Business of the Company as defined in Section 10 (“Entity”), this would create a substantial risk that he or she would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other Entity to the detriment of the Company.  The Participant further acknowledges that such disclosures would be particularly damaging if made shortly after he or she leaves the Company.  Therefore, by electronically accepting the Grant Notice and these Standard Terms and Conditions, the Participant agrees that for a period of one-year after he or she leaves the Company, before accepting any employment or affiliation with another Entity he or she will give written notice to the Sr. HR Officer of his or her intention to accept such employment or affiliation.  The Participant also agrees to confer in good faith with the Sr. HR Officer concerning whether his or her proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets.

(ii)  If the Sr. HR Officer and the Participant are unable to reach agreement on this issue, he or she agrees to submit this issue to arbitration, to be conducted under the rules of the American Arbitration Association, for final resolution.  The Participant also agrees that he or she will not begin to work for another person or entity engaged in the Business of the Company as defined in Section 10, until the Sr. HR Officer or an arbitrator has determined that such employment could reasonably be expected to be performed without improper disclosure of the Company’s Confidential Information or Trade Secrets.

9.	FAILURE TO COMPLY

The Participant agrees that, if he or she fails to comply with any of the promises that he or she made in Section 7 or 8 above, (a) the Option, to the extent then unexercised, whether vested or unvested, will be immediately forfeited and cancelled and (b) the Participant will be required to immediately deliver to the Company an amount (in cash or in shares of Common Stock) equal to the market value (on the date of exercise) of any shares of Common Stock acquired on exercise of the Option less the exercise price paid for such shares to the extent such shares were acquired by the Participant upon exercise of the Option at any time from 180 days prior to the earlier of (i) the date when he or she leaves the Company or (ii) the date he or she fails to comply with any such promise that hr or she made in Section 7 or 8, to 180 days after the date when the Company learns that the Participant has not complied with any such promise. The Participant agrees that he or she will deliver such shares of Common Stock (or the cash equivalent) to the Company on such terms and conditions as may be required by the Company.  The Participant further agrees that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to him or her by the Company.  The Participant acknowledges that the Company would not have awarded the Participant the shares of Common Stock granted to him or her under the Grant Notice absent the Participant’s agreement to be bound by the promises made in Sections 7 and 8 above.

NO DIRECT COMPETITION

By electronically accepting the Option and these Standard Terms and Conditions, the Participant acknowledges and agrees to the following.

10.	NON-SOLICITATION OF CUSTOMERS; NON-COMPETITION

The Participant agrees that for a period of one year following his or her departure from the Company, he or she will not (directly or in association with others) call on or solicit any of the Company’s customers with whom he or she had personal contact while he or she was employed by the Company, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in its Business as defined below.  The Participant further agrees that for the same time period, he or she will not, directly or indirectly, engage in any activity which is the same as or competitive with the Business (as defined below) including, without limitation, engagement as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, in any market in which the Company conducts its Business.  For purposes of these Standard Terms and Conditions, the term “Business” means the transportation of goods in interstate commerce and related services in or through or for any state in which the Company or any of its affiliates provides such services directly or indirectly and any other activity that supports such operations including by the way of example but not limitation, marketing, information systems, logistics, technology development or implementation, terminal services and any other activity of the Company or any of its affiliates.  This Section 10 is not intended to prevent the Participant from engaging in any activity that is not the same as or competitive with the Business.  The Participant acknowledges that the Company would not have awarded him or her the shares of Common Stock granted under the Grant Notice absent his or her agreement to be bound by the promises made in this Section 10.

11.	ACKNOWLEDGMENT; INJUNCTIVE RELIEF

The Participant acknowledges that he or she has carefully read and considered all these Standard Terms and Conditions, including the restraints imposed upon him or her pursuant to Sections 7, 8 and 10.  The Participant also agrees that each of the restraints contained herein is necessary for the protection of the goodwill, Confidential Information, Trade Secrets and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him or her from obtaining other suitable employment during the period in which he or she are bound by such restraints.  The Participant further acknowledges that, were he or she to breach any of the covenants contained in Sections 7, 8 and 10, the damage to the Company would be irreparable.  The Participant therefore agrees that the Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Sections 9 and 12, shall be entitled to injunctive relief against his or her breach or threaten breach of said covenants.  The Participant and the Company further agree that, in the event that any provision of Sections 7, 8 and 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12.	VIOLATION OF PROMISES

The Participant agrees that if he or she violates any of his or her promises in Section 10 above, (a) the Option, to the extent then unexercised, whether vested or unvested, will be immediately forfeited and cancelled and (b) the Participant will be required to immediately deliver to the Company an amount (in cash or in shares of Common Stock) equal to the market value (on the date of exercise) of any shares of Common Stock acquired on exercise of the Option less the exercise price paid for such shares to the extent such shares were acquired by him or her upon exercise of the Option at any time from 180 days prior to the date when he or she leaves the Company to 180 days after the date when the Company learns that he or she has not complied with any such promise.  The Participant agrees that he or she will deliver such shares of Common Stock (or the fair market value thereof) to the Company on such terms and conditions as may be required by the Company.  The Participant further agrees that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to him or her by the Company.

GENERAL

13.	ARBITRATION

The Participant agrees and the Company agrees that any controversy, claim, or dispute arising out of or relating to this Agreement or the breach of any of these terms and conditions, or arising out of or relating to his or her employment relationship with the Company or any of its affiliates, or the termination of such relationship, shall be resolved by binding arbitration before a neutral arbitrator under the rules set forth in the Federal  Arbitration Act, except for claims by the Company relating to his or her breach of any of the employee covenants set forth in Paragraphs 5, 6, 7, 8 or 10 above. By way of example only, claims subject to this agreement to arbitrate include claims litigated under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the Civil Rights Act of 1994, the Americans with Disabilities Act, the law of contract and the law of tort.  The Participant and the Company agree that such claims may be brought in an appropriate administrative forum, but at the point at which the Participant or the Company seek a judicial forum to resolve the matter, this agreement for binding arbitration becomes effective, and the Participant and the Company hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury.  The foregoing not to the contrary, the Company may seek to enforce the employee covenants set forth in Paragraphs 5, 6, 7, 8 or 10 above, in any court of competent jurisdiction.

This agreement to arbitrate shall continue in full force and effect despite the expiration or termination of these Standard Terms and Conditions or the Participant’s employment relationship with the Company or any of its affiliates.  The Participant and the Company agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof.  The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the Participant, the Company or any of its affiliates had the mater been heard in court.  All expenses of the arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by the Participant and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award.  The arbitrator’s compensation shall be borne equally by the Participant and the Company unless otherwise mutually agreed or unless the law provides otherwise.

14.	SEVERABILITY

If any provision of these Standard Terms and Conditions is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of these Standard Terms and Conditions shall remain in force and effect.

15.	CHOICE OF LAW; JURISDICTION

All questions pertaining to the construction, regulation, validity, and effect of these Standard Terms and Conditions shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine.  The Company and the Participant hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the county of Salt Lake City within the State of Utah for resolution of any and all claims, causes of action or disputes arising out of or related to these Standard Terms and Conditions.  Sections 8(ii) and 10 shall not apply to employees who are subject to California law.

16.	AMENDMENTS

The Plan and these Standard Terms and Conditions may be amended or altered by the Committee or the Company’s Board of Directors to the extent provided in the Plan.

17.	RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO OPTION EXERCISE

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

18.	INCOME TAXES

The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until the Participant has made satisfactory arrangements to satisfy all applicable tax withholding obligations.  Unless the Participant pays the tax withholding obligations to the Company by cash or check in connection with the exercise of the Option, tax withholding may be effected, at the Company’s option, by withholding Common Stock issuable in connection with the exercise of the Option (provided that shares of Common Stock may be withheld only to the extent that such tax withholding will not result in adverse accounting treatment for the Company).  The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including, without limitation, future cash wages).

19.	NON-TRANSFERABILITY OF OPTION

Except as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime or, following a Participant’s death, by the Participant’s beneficiary.  The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 19.

20.	LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it.  Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

21.	OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Option.  Any prior agreements, commitments or negotiations concerning the Option are superseded.